APPENDIX IV-7 LIST OF FUNDS SERVICES & FEES

This Appendix IV-7 is part of the Fund Services Agreement (the "Agreement"), dated November 18, 2021, between Advisors Preferred Trust (the ''Trust") and Ultimus Fund Solutions, LLC ("UFS"). Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-7 along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund{s)

Dynamic Alpha Macro Fund

The Fund(s) listed above shall collectively be referred to as a "Fund Family."

SELECTED SERVICES and FEES

The Fund(s) shall pay to UFS the following fees: (unless otherwise specified, all basis point fees will be calculated based upon the average net assets of the Fund for the previous month).

Fund Administration and Fund Accounting Fees

1.                  fee schedules have been deleted

OR

* F

2.

o

Appendix IV-7 I Page 1

APPENDIX IV-7'-�' LIST OF FUNDS SERVICES & FEES

3.	Additional Charges.
a.	R

i

o

Appendix IV-7 I Page 2

APPENDIX IV-7 LIST OF FUNDS SERVICES & FEES

f.

i.                    Reporting Modernization fees. UFS hereby agrees to waive Reporting Modernization fees.

Transfer Agency Fees

1. fee have been deleted

*.

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APPENDIX IV-7 LIST OF FUNDS SERVICES & FEES

1.

[ ] Check this box to elect 24-Hour Automated Voice Response Fees have been deleted

2.	Web Package Fees: have been deleted

[ ] Check this box for Shareholder Desktop Web Package (described below)

$

[ ] Check this box for Shareholder Desktop Online New Accounts (described below)

$

[X]	Check this box for Fun Data Web Package (described below) fees have beendeleted

2.	Additional Charges: fees have been deleted a.

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APPENDIX IV-7 LIST OF FUNDS SERVICES & FEES

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

fees deleted

Reimbursable Expenses

The Trust shall reimburse UFS for all reimbursable expenses incurred by UFS when performing Services under this Agreement, including but not limited to the following:

o	Anti-ID Theft Monitoring o Pro rata portion of annual SSAE 18 review
o	Bank Account and other Bank Fees o Proxy Services
o	Customer ldentification/AML Program Costs o Record Storage
o	Fund Stationery and Supplies o Regulatory fees and assessments
o	Locating Lost Shareholders/Escheatment Costs o State and Federal filing fees and assessments
o	NSCC Charges o Tax Reporting
o	Postage o Telephone and Toll Free Lines
o	Pre and Post Sale Fulfillment o Travel Requested by the Trust
o	Printing Fund Documents o Shareholder applications and forms

Signature Page Follows

Appendix IV-7 I Page 5

APPENDIX IV�7 LIST OF FUNDS SERVICES & FEES

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV-7 to the Fund Services Agreement effective as of May 23, 2023.

ADVISORS PREFERRED TRUST By: /s/ Catherine Ayers-Rigsby Catherine Ayers-Rigsby President	Ultimus Fund Solutions, LLC By: Gary Tenkman Gary Tenkman Chief Executive Officer

The undersigned investment adviser (the "Adviser'') hereby acknowledges and agrees to the terms of the Agreement. The Adviser also agrees, as does Ultimus Fund Solutions, LLC ("UFS"), to the following non-solicitation provision, for purposes of which the Adviser and UFS shall each be referred to as the "Company" and collectively as the "Companies":

(1) the Companies expend substantial time and money, on an ongoing basis, to recruit and train their respective employees; {2) both Companies operate in a highly competitive marketplace and market their services throughout the United States, and {3) if either Company were to hire any employee of the other Company, the Company whose employee was so hired may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement{s) for that employee. Accordingly, each Company agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of the other Company for so long as this Agreement is in effect and for a period of two {2) years after termination of this Agreement, unless expressly agreed upon in writing by both Companies. In the event that this provision is breached by either Company, the breaching Company hereby agrees to pay damages to the non-breaching Company in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, "hire" means to employ as an employee or to engage as an independent contractor, whether on a full- time, part-time or temporary basis.

Advisors Preferred LLC 1445 Research Blvd., Suite 530 Rockville, MD 20850 By: /s/ Catherine Ayers-Rigsby Name: Catherine Ayers-Rigsby Title: Chief Executive Officer	Ultimus Fund Solutions, LLC 80 Arkay Drive, Suite 110 Hauppauge, NY 11788 BY: /s/ Garry Tenkman Name: Gary Tenkman Title: Chief Executive Officer

Appendix IV-7 I Page 6

APPENDIX IV-7
LIST OF FUNDS
SERVICES & FEES

FUND DATA WEB PACKAGE

Performance Web Page

•	Comprehens ance report hosted by UFS
o	F nee updated nightly

o       xes available

o	Data provided in simple format to be encapsulated into Fund's own website to provide a custom look and feel
o	Growth of $10,000 graph available

Holdings web page

•	Fund holding updated periodically to meet fund disclosure rules hosted by UFS
o	Fund holding updated periodically to meet fund disclosure rules
o	Top ten report available
o	Data provided in simple format to be encapsulated into Fund's own website to provide a custom look and feel

Historical NAV web page

•	Provides historical NAV information for a specified period of time and for a specified fund
o	Data provided in simple format to be encapsulated into Fund's own website to provide a custom look and feel

Fulfillment web page

•	Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
o	Request is automatically routed online to the Shareholder Services Team at UFS for processing
o	Reporting of Fulfillment requests made online or via phone available via UFS Reporting Services Tool.

UFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)

Appendix IV-7 I Page 7